UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 17, 2021

CareTrust REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36181	46-3999490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Registrant’s telephone number, including area code: (949) 542-3130

905 Calle Amanecer, Suite 300, San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CTRE	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2021, subsidiaries of CareTrust REIT, Inc. (“CareTrust”) completed their previously announced private offering of $400.0 million aggregate principal amount of 3.875% Senior Notes due 2028 (the “Notes”) to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued pursuant to an indenture, dated June 17, 2021 (the “Indenture”), among CTR Partnership, L.P., CareTrust Capital Corp. (collectively, the “Issuers”), CareTrust (as guarantor), the other guarantors named therein (together with CareTrust, the “Guarantors”) and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

The aggregate net proceeds from the sale of the Notes were approximately $394.0 million, after deducting the discounts and commissions and estimated offering fees and expenses. CareTrust intends to use a portion of the net proceeds from the sale of the Notes to redeem all of the Issuers’ outstanding 5.25% Senior Notes due 2025 and the remaining proceeds to repay a portion of the borrowings outstanding under its revolving credit facility.

The Notes accrue interest at a rate of 3.875% per annum payable semiannually in arrears on June 30 and December 30 of each year, commencing on December 30, 2021. The Notes mature on June 30, 2028. The obligations under the Notes are unconditionally (subject to release provisions in certain circumstances) guaranteed, jointly and severally, on an unsecured basis, by CareTrust and all of CareTrust’s existing and future subsidiaries (other than the Issuers) that guarantee obligations under CareTrust’s credit facility. The Notes and the guarantees thereof will be senior unsecured obligations of the Issuers and the guarantors, respectively, and will rank equally with CareTrust’s existing and future senior unsecured indebtedness from time to time outstanding. The Issuers may redeem some or all of the Notes at any time prior to March 30, 2028 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including, the redemption date, plus a “make-whole” premium. At any time on or after March 30, 2028, the Issuers may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued interest on the Notes, if any, to, but not including, the redemption date. In addition, at any time prior to June 30, 2024, the Issuers may redeem up to 40% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at 103.875% of the aggregate principal amount of the Notes to be redeemed plus accrued and unpaid interest, if any, to, but not including, the redemption date. The Issuers will be required to make an offer to holders of the Notes to repurchase their Notes if a Change of Control Triggering Event (as defined in the Indenture) occurs at a price of 101% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the repurchase date.

The Indenture governing the Notes contains covenants that, among other things, limit the ability of CareTrust and its restricted subsidiaries to: (i) incur or guarantee additional indebtedness; (ii) incur or guaranty secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments or other restricted payments; (v) sell assets; (vi) enter into transactions with affiliates; (vii) merge or consolidate or sell all or substantially all of their assets; and (viii) create restrictions on the ability of CareTrust’s restricted subsidiaries to pay dividends or other amounts to the Issuers. All of these covenants are subject to a number of important limitations and exceptions under the Indenture.

The Indenture also provides for customary events of default with respect to the Notes, including the failure to pay scheduled principal and interest payments on the Notes, the failure to comply with covenants specified in the Indenture, the acceleration of certain other indebtedness resulting from an event of default under the agreement governing that indebtedness or non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs and is continuing, the principal of, and any accrued and unpaid interest on, the Notes may become due and payable.

The foregoing summary of the Indenture and the Notes is qualified in its entirety by references to the Indenture and the form of Notes attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereto is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibits	Description

4.1
Indenture, dated as of June 17, 2021, among CTR Partnership, L.P., CareTrust Capital Corp., CareTrust REIT, Inc., the other guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 3.875% Senior Note due 2028 (included in Exhibit 4.1).

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2021	CARETRUST REIT, INC.

	By:	/s/ William M. Wagner
William M. Wagner
Chief Financial Officer and Treasurer